EXHIBIT 99.1

Global Blood Therapeutics Announces Publication of Paper Describing Discovery of GBT440 in ACS Medicinal Chemistry Letters

SOUTH SAN FRANCISCO, Calif., Feb. 14, 2017 (GLOBE NEWSWIRE) -- Global Blood Therapeutics, Inc. (GBT) (NASDAQ:GBT) today announced that a paper describing the discovery of GBT440 and its ability to bind to hemoglobin and prevent red blood cells from sickling was published online in ACS Medicinal Chemistry Letters, a peer-reviewed publication of the American Chemical Society. GBT440 is in Phase 3 development as a potentially disease-modifying therapy for sickle cell disease (SCD). The publication can be accessed at http://pubs.acs.org/doi/full/10.1021/acsmedchemlett.6b00491.

"The underlying cause of SCD is the polymerization of sickle hemoglobin under low oxygen conditions, resulting in red blood cells taking on a sickle-like shape. These sickled cells are unable to pass through narrow blood vessels, resulting in severe painful crises for patients, anemia, multi-organ damage and premature death,” said Ted W. Love, M.D., president and chief executive officer of GBT. “This newly published paper further validates GBT440’s mechanism to increase the affinity of hemoglobin for oxygen and consequently inhibits the polymerization of sickle hemoglobin. As a result, GBT440 has the potential to fundamentally modify the course of SCD, which we are evaluating in our ongoing Phase 3 HOPE Study.”

The published paper describes the process by which scientists discovered GBT440. The researchers first developed a series of compounds that increased the oxygen affinity of sickle hemoglobin (HbS) -- both on the isolated hemoglobin protein and in whole blood from sickle cell patients. They then selected compounds that demonstrated the best time to onset of polymerization of HbS. One compound in particular, now known as GBT440, demonstrated favorable pharmacokinetics in several animal species, showing that it could be given orally. Additionally, GBT440 was found to accumulate highly and favorably into red blood cells, suggesting that potentially therapeutic concentrations of GBT440 can be achieved in red blood cells at comparatively low plasma concentrations.

About GBT440 in Sickle Cell Disease
GBT440 is being developed as an oral, once-daily therapy for patients with SCD. GBT440 works by increasing hemoglobin's affinity for oxygen. Since oxygenated sickle hemoglobin does not polymerize, GBT believes GBT440 blocks polymerization and the resultant sickling of red blood cells. With the potential to restore normal hemoglobin function and improve oxygen delivery, GBT believes that GBT440 may potentially modify the course of SCD.

In recognition of the critical need for new SCD treatments, the U.S. Food and Drug Administration (FDA) has granted GBT440 for the treatment of patients with SCD both fast track and orphan drug designations, and the European Commission (EC) has designated GBT440 for the treatment of patients with SCD as an orphan medicinal product. GBT is currently evaluating GBT440 in the HOPE (Hemoglobin Oxygen Affinity Modulation to Inhibit HbS PolymErization) Study, a Phase 3 clinical trial in patients age 12 and older with SCD. Additionally, GBT440 is being studied in the ongoing Phase 1/2 GBT440-001 trial and in an open-label, single and multiple dose study in adolescents (age 12 to 17) with SCD designed to assess the safety, tolerability, pharmacokinetics and exploratory treatment effect of GBT440.

About Sickle Cell Disease (SCD)
SCD is a lifelong inherited blood disorder caused by a genetic mutation in the beta-chain of hemoglobin, which leads to the formation of abnormal hemoglobin known as sickle hemoglobin (or HbS). In its deoxygenated state, HbS has a propensity to polymerize, or bind together, forming long, rigid rods within a red blood cell (or RBC). The polymer rods deform RBCs to assume a sickled shape and to become inflexible, which can cause blockage in capillaries small blood vessels. Beginning in childhood, SCD patients suffer unpredictable and recurrent episodes or crises of severe pain due to blocked blood flow to organs, which often lead to psychosocial and physical disabilities. This blocked blood flow, combined with hemolytic anemia (the destruction of RBCs), can eventually lead to multi-organ damage and early death. Currently, the only FDA-approved therapy for SCD is hydroxyurea.

About Global Blood Therapeutics
Global Blood Therapeutics, Inc. is a clinical-stage biopharmaceutical company dedicated to discovering, developing and commercializing novel therapeutics to treat grievous blood-based disorders with significant unmet need. GBT is developing its lead product candidate, GBT440, as an oral, once-daily therapy for sickle cell disease. GBT is also investigating GBT440 for the treatment of hypoxemic pulmonary disorders in two ongoing Phase 2a studies in patients with idiopathic pulmonary fibrosis. To learn more, please visit: www.globalbloodtx.com.

Forward-Looking Statements
Statements we make in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements, including statements regarding the therapeutic potential and safety profile of GBT440, data and results pertaining to GBT440, our ability to implement our clinical development plans for GBT440, the timing of, and our ability to generate data from our ongoing clinical trials of GBT440 for sickle cell disease, including our ability to enroll patients in, conduct and complete our HOPE Study, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved, and furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, the risks that our clinical and preclinical development activities may be delayed or terminated for a variety of reasons, that regulatory authorities may disagree with our clinical development plans or require additional studies or data to support further clinical investigation of our product candidates, and that drug-related adverse events may be observed in later stages of clinical development, along with those risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, as well as discussions of potential risks, uncertainties and other important factors in our subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Myesha Lacy (investors)
GBT
650-351-4730
investor@globalbloodtx.com

Julie Normart (media)
Pure Communications
415-946-1087
media@globalbloodtx.com